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                                                                   Exhibit 10.15

          EMPLOYMENT AGREEMENT dated as of January 1, 1996 between KEITH I. FRANKEL ("Executive") and VITAQUEST INTERNATIONAL INC., a Delaware corporation ("Company").


1.       TERM

                 The term of this Agreement shall commence as of January 1, 1996 and shall terminate on June 30, 1999, subject to earlier termination as provided herein.


2.       POSITION AND DUTIES

         (a) Executive shall be employed by the Company during the term as its Chief Executive Officer. Executive shall report directly and solely to the Company's President. The Company agrees to nominate Executive for election to the Board of Directors (the "Board") as a member of the management slate at each annual meeting of stockholders during the term hereof and Executive agrees to serve on the Board if elected.

         (b) Executive agrees to perform such services, not inconsistent with his position, as shall from time to time be assigned to him by the President, consistent with the By-Laws of the Company.

         (c) During the term of employment hereunder, except for disability, illness and reasonable vacation periods, Executive shall devote substantially all of his business time, attention, and energies to the position of Chief Executive Officer of the Company. Notwithstanding the foregoing, the expenditure by the Executive of reasonable amounts of time in connection with outside activities, not competitive with the Company's business, including but not limited to outside directorships, or charitable or professional activities, shall not be considered to be in violation of this Agreement subject, however, to the requirement that in no event shall any such activities materially interfere with the performance by the Executive of the services required under this Agreement. Further, it is understood and agreed by the parties hereto that Executive may engage in passive and personal investment activities.


3.       SALARY AND BONUS

         (a) Beginning January 1, 1996, Executive shall receive an annual base salary of $500,000, which base salary shall be subject to automatic increase on the first day of each January during the term hereof beginning January 1, 1997 by an amount equal to the greater of (i) 5% of the base salary in effect during the preceding 12 month period, or (ii) the percentage increase in the Consumer Price Index published by the U.S. Department of Labor for the
12 month period then ended (the "Current CPI Period") compared with the 12 month period immediately preceding the Current CPI Period. The base salary shall not be reduced during the term of this Agreement.
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         (b)     Executive shall be entitled to receive during each year during the term hereof other than 1996, such incentive bonus, in such amount as the Board (or a Compensation Committee or other similar Committee designated by the Board) shall determine in its discretion on the basis of the Company's operating results, provided that no such determination shall be made prior to June 30 1997.


4.       REIMBURSEMENT OF EXPENSES

         Executive shall be authorized to incur and shall be reimbursed by the Company for reasonable expenses for the advancement of the Company's business, upon presentation of reasonable documentation therefor.


5.       STOCK OPTIONS AND OTHER BENEFITS

         (a) Executive shall be eligible to participate in the Company's Non-Qualified Deferred Compensation Plan, Profit Sharing Plan and 1996 Stock Option Plan and any additional or successor incentive plan or plans.

         (b) During the period of employment hereunder, Executive shall also be entitled to receive all other benefits of employment which are, and which may be in the future, generally available to members of the Company's management and specifically, an allowance for use of automobiles as provided from time to time by action of the Board of Directors, as well as, without limitation, group health, disability, and life insurance benefits and participation in any Company profit-sharing or pension plan, and vacation consistent with the vacation policies of Company.


6.       DISABILITY BENEFITS

         "Disability" shall mean Executive's incapacity due to physical or mental illness or cause, which results in Executive being absent from the performance of his duties with the Company on a full-time basis for a period of nine (9) consecutive months. The existence or cessation of a physical or mental illness which renders Executive absent from the performance of his duties on a full-time basis shall, if disputed by the Company or Executive, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Executive, and one selected by the Company. During the period of absence Executive shall be deemed to be on disability leave of absence, with his compensation paid in full and the Board may designate an interim Chief Executive Officer on such terms as it deems proper.

         Upon the expiration of nine (9) consecutive months of such disability leave of absence, Executive's employment may be terminated by the Company pursuant to the provisions of Section 8(a) provided, however, that prior to the effective date of such termination, Executive





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shall have the right to return to full-time employment.  At the Company's request, Executive shall be required to provide the written opinions of two qualified physicians, one selected by Executive and one selected by the Company to verify Executive's condition of health. Executive's full regular compensation shall be reinstated upon his return to employment and his resumption of his full duties hereunder. If the Company refuses to permit Executive to resume full-time employment as Chief Executive Officer the Company shall be deemed to have terminated this agreement under Section 8(c) hereof.


7.       DEATH DURING EMPLOYMENT

         If Executive dies during the term of employment provided for in this Agreement, the Company shall pay to the Executive's Estate the regular compensation that would otherwise be payable to Executive up to the end of the month in which his death occurs, plus, as a death benefit, compensation for a period of twelve (12) months thereafter at the same monthly rate of base compensation which prevailed during the month of his death.


8.       TERMINATION BY THE COMPANY

         The Company shall have the right to terminate this Agreement under the following circumstances:

         (a) Upon ten (10) days' written notice from Company to Executive in the event of Disability which has incapacitated him from performing his duties for nine (9) consecutive months as determined under Section 6, subject to Executive's right to reinstatement as provided in Section 6.

         (b) For "Cause" upon ten (10) days' written notice to Executive. Termination by the Company of Executive's employment for "Cause" as used in this Agreement means (1) the willful and continuing neglect by Executive of his duties or obligations hereunder provided, however, that any such neglect shall constitute "Cause" hereunder only if such neglect remains uncured for a period of ten (10) days after written notice describing the same is given to the Executive; and provided, further, that isolated, insubstantial or nonmaterial neglect or failure shall not constitute Cause hereunder; (2) the willful refusal by Executive to comply with the lawful instructions or directions of the party to whom Executive reports hereunder, provided, however, that any such refusal shall constitute "Cause" hereunder only if such instructions or directions are in respect of matters which may be properly required of Executive hereunder and only if such refusal continues for a period of more than ten (10) days after written notice describing same is given to the Executive; (3) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any felony under the laws of any country or political subdivision thereof, involving theft, embezzlement or moral turpitude; (4) Executive's performance of any act which would constitute a crime or offense involving money or property of the Company or any of its subsidiaries, or would constitute a felony in the jurisdiction in





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which such act occurred, regardless of whether or not the Executive is prosecuted; (5) any attempt by Executive improperly to secure any personal profit in connection with the business of the Company or any of its subsidiaries, (6) chronic alcoholism or drug addiction; or (7) any breach by Executive of the terms of Sections 12 or 13 of this Agreement; provided such breach continues uncured for ten (10) days after written notice of such breach is given by the Company to Executive.

         (c) Upon ninety (90) days written notice to Executive where the Board, acting by a majority, elects "Without Cause" to terminate Executive for any reason, other than Disability (Section 8(a)) or for Cause (Section 8(b)).


9.       TERMINATION BY EXECUTIVE

         Executive shall have the right to terminate his employment under this Agreement "With Good Reason" upon three (3) days' written notice to the Company given within sixty (60) days following the date on which Executive become aware of any of the following events:

         (a) Executive is not elected or retained as Chairman and President and a director of Company;

         (b) any assignment to Executive of any duties other than those reasonably contemplated by, or any limitation of the power or prerogatives of Executive in any respect not reasonably contemplated by Section 2;

         (c) any removal of Executive from responsibilities substantially similar to those described or contemplated in Section 2;

         (d) any reduction in, or limitation upon, the compensation, reimbursable expenses or other benefits provided for in this Agreement, other than by valid public law or regulation; or

         (e) any assignment to Executive of duties that would require him to relocate or transfer his current principal place or residence or would make the continuance of such current principal place of residence unreasonably difficult or inconvenient for him.


10.      CONSEQUENCES OF TERMINATION

         (a) Except as provided in Section 10(b), as used in this Agreement "Date of Termination" shall mean the date specified in the written notice of termination given by the Company pursuant to Section 8 or by the Executive pursuant to Section 9. If termination occurs pursuant to Executive's death as provided in Section 7, the date of Executive's death shall be the Date of Termination.





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         (b)     If, within sixty (60) days after any notice of termination is given, the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date as finally determined by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Any party giving notice of a dispute shall pursue the resolution of such dispute. During the period until the dispute is finally resolved in accordance with this Section 10(b), the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, his salary) and continue Executive as a participant in all compensation, employee benefit and insurance plans, programs, arrangements and perquisites in which Executive was participating or to which Executive was entitled when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 10(b). Amounts paid under this Section 10(b) shall be repaid to Company or be offset against or reduce any other amounts due Executive under this Agreement, as appropriate, only upon the final resolution of the dispute.

         (c) If this Agreement is terminated by Executive With Good Reason or by the Company Without Cause, or if the Company shall terminate Executive's employment under this Agreement in any way that is a breach of this Agreement by Company, the following shall apply:

                 (i) Executive shall continue to receive Executive's base salary under Section 3(a) for the remainder of the term of this Agreement. The Company may at its option upon such Date of Termination immediately pay to Executive in a lump sum the full amount to which he is entitled under this paragraph, but appropriately discounted for the period over which such compensation would otherwise be paid by a factor measured by the prevailing interest rate on ninety
         (90) day U.S.  Treasury Bills at the date of such lump sum payment.

                 (ii) Executive shall be entitled to receive the bonus that would have been paid to Executive under Section 3(b) hereof for the remainder of the term of this Agreement in an amount equal to not less than the greatest amount of bonus paid to Executive during the term of this Agreement prior to such termination. Such bonus shall be paid to Executive (or his estate) at the same time as such bonus would have been paid to Executive if this Agreement had not been terminated. If such termination occurs in the last year of the employment term, the bonus payable for the year following the year in which the Date Of Termination occurs shall be calculated and paid as if this Agreement had not been terminated.

                 (iii) In addition to all other amounts payable to Executive under this Section 10, Executive shall be entitled to receive, not later than the fifteenth day following the Date of Termination, all benefits payable to him under any of the Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any





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         profit sharing, 401k, employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans.

                 (iv) The Company shall also pay to Executive, not later than the fifteenth day following the Date of Termination, an amount equal to all unvested Company contributions credited to Executive's account under any tax-qualified employee benefit plan maintained by Company as of the Date of Termination.

                 (v) The Company shall also pay to Executive all legal fees and expenses incurred by Executive in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

                 (vi) The Company shall also pay to Executive, not later than the fifteenth (15th) day following the Date of Termination, a pro rata amount of his base salary under Section 3 hereof, in effect on the Date of Termination, for each day of vacation or sick leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under the Company's vacation and sick leave policies.

         (d) If this Agreement is terminated due to Disability, Executive or his estate shall be entitled to receive 100% of his base salary for the remainder of the term of this Agreement and such bonus as the Board may determine. The Company may purchase insurance to cover all or any part of its obligations set forth in the preceding sentence, and Executive agrees to take a physical examination to facilitate the obtaining of such insurance.

         (e) If this Agreement is terminated for Cause, the Company shall be obligated to pay Executive only such severance compensation as the Board by majority vote deems appropriate, or none at all, and except for the provisions of Sections 12 and 13, which shall remain in effect in accordance with their terms, this Agreement shall be null and void upon the "Date of Termination".


11.      OTHER BENEFITS FOLLOWING TERMINATION

         (a) If Executive's employment is terminated by the Company due to Disability or Without Cause, or by Executive With Good Reason, or if the Company shall terminate Executive's employment under this Agreement in any way that is a breach of this Agreement by the Company, in addition to the benefits described in Section 10, Executive shall also be entitled to the following benefits upon such termination:

                 (i) The Company shall provide for the balance of the term and for a period of one (1) year thereafter, health and welfare benefits at least comparable to those benefits in effect on the Date of Termination, including but not limited to medical, dental, disability, dependent care, and life insurance coverage. At the Company's





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         election, health benefits may be provided by reimbursing Executive for the cost of converting a group policy to individual coverage, or for the cost of extended COBRA coverage. The Company shall also pay to Executive an amount calculated to pay any income taxes due as a result of the payment by the Company on Executive's behalf for such health benefits. Such tax payment shall be calculated to place Executive in the same after-tax position as if no such income taxes had been imposed.

                 (ii) The Company shall allow Executive the continued use of a Company automobile on the same terms which existed prior to the Date of Termination, for the balance of the term and for one (1) year thereafter.

                 (iii) The Company shall provide Executive with an office and secretarial services equivalent to those provided to Executive at the Date of Termination for the balance of the term and for one (1) year thereafter.

         (b) For at least six (6) years following the Date of Termination, and regardless of the reason for such termination, including any termination for Cause, Executive shall continue to be indemnified under the Company's Certificate of Incorporation and Bylaws at least to the same extent as prior to the Date of Termination and Executive shall be covered by the directors' and officers' liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those which the Company carried prior to the Date of Termination.


12.      CONFIDENTIAL INFORMATION

         "Confidential Information" shall mean all information generated by Executive or obtained by Executive from or disclosed to Executive by the Company which relates to the Company's past, present, and future research, development and business activities, trade secrets, including in particular all matters of technical nature, such as "know-how", formulae, secret processes or machines, inventions and research project, and matters of a business nature, such as information about costs, profit, markets, sales, lists of customers, and any other information of a similar nature, also including plans for further development. Except as authorized by the Company in writing, Executive shall hold all Confidential Information in trust and confidence for the Company, and shall not disclose any of same to anyone outside of the Company, either during or after employment with the Company. The foregoing shall not apply to any Confidential Information which (i) is now or hereafter becomes, through no act or failure to act on Executive's part, generally known or publicly available,
(ii) is hereafter furnished to Executive by a third party as a matter of right and without restriction on disclosure, or (iii) is furnished to others by the Company without restriction on disclosure. Executive further agrees to deliver promptly to the Company on termination of employment with the Company, or at any time it may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, and any other documents containing any Confidential Information, including all copies of such materials which Executive may then possess or have under his control. The rights and obligations set





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forth in this Section shall survive according to the terms hereof and continue after any expiration or termination of this Agreement or the employment specified herein. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any of such Confidential Information, or from rendering any services to any person, firm, corporation, association, or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed.


13.      RESTRICTIVE COVENANT

         During the term of this Agreement Executive will not, and, in the event of a termination of employment hereunder for any reason, other than (i) termination by Executive With Good Reason, or (ii) termination by the Company Without Cause, or (iii) termination by the Company in any way that is a breach of this Agreement, Executive will not during the 12 month period following such termination, without the prior written consent of the Company, directly or indirectly, (x) engage for his own account in any business or own, manage, operate, control, be employed as an employee or consultant, buy, participate in, or be connected in any manner with the ownership, management, operation or control of any firm, corporation, association, or other business entity which is in competition with the business of the Company, provided that Executive may invest in a business competitive with Company to an extent not to exceed five percent (5%) of the total outstanding shares at the time of such investment in each one or more companies whose securities are listed on a national securities exchange or quoted daily in the "over-the-counter" market listing of the Wall Street Journal, or (y) solicit purchase orders for vitamins or any other related products or services from, or market or sell vitamins or any other related products or services to, any customer of the Company, or any person at a potential customer of the Company with whom the Company maintained a professional relationship during Executive's employment, or (z) contact any strategic partner of the Company or any person at a potential strategic partner of the Company with whom the Company maintained a professional relationship during Executive's employment, in each case, with the intention of entering into a joint venture or other similar business relationship. This covenant on the part of Executive shall be construed as an agreement independent of any other provisions of this Agreement and shall survive the termination of this Agreement, and the existence of any claims or cause of action by Executive against Company, whether predicated on this agreement or otherwise, shall not constitute a defense in the enforcement by Executive of this covenant.


14.      INDEMNIFICATION

         In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Executive shall





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be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law.


15.      REMEDIES

         The Company recognizes that because of Executive's special talents, stature and opportunities in the vitamin and nutritional supplement industry, in the event of termination by the Company hereunder (except for Cause) or in the event of termination by Executive With Good Reason, before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payment of base salary, bonuses, and other post-termination provisions contained herein constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement and Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.


16.      BINDING AGREEMENT

         This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributee and assigns, and the Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligation hereunder to any person, firm or corporation. If Executive should die while any amount would still be payable to Executive if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to Executive's estate.


17.      ASSIGNMENT AND OTHER RIGHTS

         (a) The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled under Sections 10 and 11 hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.





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         (b)     It is the intention of the parties that the rights and
benefits of Executive under this Agreement shall be in addition to, and not in lieu of, any right or benefits which Executive may have or be entitled to receive pursuant to any other arrangement or agreement between Company and Executive. Nothing contained in this Agreement shall affect any rights Executive may have or any benefits Executive may be entitled to receive under any other agreements, plans, programs or otherwise.


18.      WAIVER

         No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.


19.      NOTICE

         For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive at 87 Brookside Terrace, North Caldwell, New Jersey 07006 in the case of Executive, and in the case of Company, to the attention of the Chairman of the Compensation Committee of the Board of Directors with copies to the Chief Financial Officer and the Secretary of Company at the principal executive offices of Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


20.      GOVERNING LAW

         This Agreement shall the governed and construed in accordance with the laws of the State of Delaware.


21.      SEVERABILITY

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force an effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rent of such provision not held so invalid, and the rest Of such provision, together with all





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other provision of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company or any predecessor thereof) and Executive shall be deemed reinstated as if this Agreement has not been executed.


22.      ARBITRATION

         (a) Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof shall be settled exclusively and finally by arbitration.

         (b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"). The arbitral tribunal shall consist of one arbitrator.

         (c) The Company shall pay all of the fees, if any, and expenses of such arbitration, and shall also pay all of Executive's expenses, including attorneys' fees, incurred in connection with the arbitration regardless of the final outcome of such arbitration.

         (d) The arbitration shall be conducted in New York City or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

         (e) Any decision or award of the arbitral tribunal hall be final and binding upon tho parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.


23.      ENTIRE AGREEMENT

         As of January 1, 1996, all previous agreements relating to the employment of Executive, however styled, are hereby superseded to the extent inconsistent herewith, and excepting Executive's present participation in the Company stock option and/or other benefit plans or programs and the agreements thereunder, which are hereby reaffirmed in all respects by both parties thereto, this Agreement embodies all agreements, contracts, and understandings by and between the parties hereto. This Agreement may not be changed orally, but only by an





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agreement in writing signed by the party against whom enforcement of any
Waiver, change, modification, extension, or discharge is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date above stated.

                                             VITAQUEST INTERNATIONAL INC.



                                             By:
- ---------------------------                     ------------------------------
KEITH I FRANKEL                                 Edward M. Frankel
                                                President





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